Exhibit 10.19

October 13, 2015

Board of Director

Heyu Leisure Holiday Corporation

Westwood Business Center

Grapevine, Texas 76051

Dear Board of Director,

The purpose of this letter is to inform you of my resignation from my current position as Chief Financial Officer (“CFO”) with Heyu Leisure Holiday Corporation. My last day of work will be on Friday, 13 November, 2015.

I would like to take this opportunity to express my sincere appreciation to Board of Director, as well as other colleagues at the Heyu Group. It has been a great pleasure to work with you and wish Heyu Group continued success in all your endeavors.

Please let me know if I can be of assistance in any way to help with a smooth transition.

Thank You.

Yours faithfully,

/s/ Keith, Che Kean Tat
Keith, Che Kean Tat